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                                                                  Exhibit 23.1.1



                        Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-107481) and related Prospectus of Manor Care, Inc. for the registration of $100,000,000 of 2.125% Convertible Senior Notes due 2023 and 3,213,370 shares of common stock and to the incorporation by reference therein of our report dated January 23, 2003, with respect to the consolidated financial statements and schedule of Manor Care, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                     /s/ ERNST & YOUNG LLP
                                                     -----------------------

Toledo, Ohio
August 8, 2003